Exhibit 99.1

NEWS RELEASE

For Release on November 7, 2016	Contact: Temi Oduozor
4:02 PM (ET)	Corporate Controller
toduozor@gigatronics.com
(925) 302-1014

Giga-tronics Reports Second Quarter FY 2017 Results

San Ramon, CA – November 7, 2016 – Giga-tronics Incorporated (Nasdaq: GIGA) reported today net sales for the second quarter of fiscal 2017 of $4.4 million, a 42% increase as compared to $3.1 million for the second quarter of fiscal 2016. Net sales for the six month period ended September 24, 2016 were $7.8 million, an increase of 5%, compared to $7.4 million for the six month period ended September 26, 2015. The increase in second quarter net sales over the prior year period was primarily due to an increase in YIG RADAR filter shipments and completion of related nonrecurring engineering (NRE) services along with increased Advance Signal Generator (ASG) hardware shipments, all of which was partially offset by lower legacy product sales mainly due to recent product line divestitures and the absence of any Model 8003 Precision Scaler Analyzer sales which was discontinued in fiscal 2016. The increase in first half fiscal 2017 revenue over the comparable prior year period was mainly due to increased ASG hardware and YIG filter shipments which was substantially offset by the lower legacy product sales.

Net loss for the second quarter of fiscal 2017 was $396,000, or $0.04 per fully diluted common share. This compares to a net loss for the second quarter of fiscal 2016 of $1.3 million, or $0.20 per fully diluted common share. Net loss for the six month period ended September 24, 2016 was $498,000, or $0.05 per fully diluted common share. This compares to a net loss of $1.9 million, or $0.30 per fully diluted common share for the six month period ended September 26, 2015. The reduction in net loss for the second quarter of fiscal 2017 compared to the prior year period was primarily due to the increase in net sales and lower operating expenses, including a reduction in personnel related costs as a result of the switch and legacy product line divestitures. The lower net loss during the first half of fiscal 2017 compared to the prior year period was primarily due to the $802,000 gain associated with the sale of the Switch product line during the first quarter of fiscal 2017.

Non-GAAP net loss for the second quarter of fiscal 2017 was $338,000, or $0.04 per fully diluted common share, compared to a non-GAAP net loss for the second quarter of fiscal 2016 of $1.2 million, or $0.18 per fully diluted common share. Non-GAAP net loss for the six month period ended September 24, 2016 was $403,000, or $0.04 per fully diluted common share, compared to a non-GAAP net income for the six month period ended September 26, 2015 of $1.3 million, or $0.21 per fully diluted common share. Non-GAAP net loss excludes non-cash expenses associated with the derivative revaluation and discount accretion of debt and warrant agreements as well as stock-based compensation (1).

Dr. William J. Thompson, the Company’s Acting CEO, stated “our second quarter and first half operating results reflect our continuing focus on the electronic warfare market segment with our Advanced Signal Generator product platform and RADAR filters for military aircraft while moving away from our traditional markets and reducing our cost structure. While many challenges remain, we believe our ASG product platform and high performance YIG-based filters for the EW market will position us for greater future sales growth with higher margins and ultimately improved shareholder value”.

Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial (888) 517-2470 or (630) 827-6818, and enter PIN Code 6254062#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of November 7, 2016.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth and margin, expected shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new ASG and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; results of pending or threatened litigation; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 26, 2016 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(1) Non-GAAP net loss and non-GAAP loss per common share, differ from net loss and loss per common share determined in accordance with GAAP (Generally Accepted Accounting Principles in the United States). Non-GAAP net loss and non-GAAP loss per common share exclude the effects of the revaluation of the derivative liability as well as the accretion of the discounts on debt notes entered into in March and June of 2014. These numbers also exclude the impact of Stock Based Compensation for all periods presented. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A schedule reconciling non-GAAP financial measures is included in the financial information appearing at the end of this press release. Giga-tronics utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance to evaluate and manage its internal business and to assist in making financial operating decisions. Giga-tronics believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors' understanding of Giga-tronics' core operating results and trends. Additionally, Giga-tronics believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by Giga-tronics.

GIGA-TRONICS INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)	September 24, 2016	March 26, 2016
Assets
Current assets:
Cash and cash-equivalents	$2,328	$1,331
Trade accounts receivable, net of allowance of $45, respectively	1,750	2,129
Inventories, net	5,459	5,694
Prepaid expenses and other current assets	347	318
Total current assets	9,884	9,472
Property and equipment, net	685	837
Other long term assets	8	8
Capitalized software development costs	1,210	876
Total assets	$11,787	$11,193
Liabilities and shareholders' equity
Current liabilities:
Line of credit	$800	$800
Current portion of long term debt, net of discount and issuance costs	137	370
Accounts payable	1,074	1,924
Accrued payroll and benefits	580	647
Deferred revenue	5,359	2,804
Deferred rent	39	110
Capital lease obligations	47	44
Deferred liability related to asset sale	375	375
Other current liabilities	323	621
Total current liabilities	8,734	7,695
Warrant liability, at estimated fair value	279	353
Long term obligations - capital lease	141	165
Total liabilities	9,154	8,213

Shareholders' equity:
Convertible preferred stock of no par value;
Authorized - 1,000,000 shares
Series A - designated 250,000 shares; no shares at September 24, 2016 and March 26, 2016 issued and outstanding	—	—
Series B, C, D - designated 19,500 shares; 18,533.31 shares at September 24, 2016 and March 26, 2016 issued and outstanding; (liquidation preference of $3,540 at September 24, 2016 and March 26, 2016)	2,911	2,911
Common stock of no par value;
Authorized - 40,000,000 shares; 9,549,703 shares at September 24, 2016 and March 26, 2016 issued and outstanding	24,255	24,104
Accumulated deficit	(24,533)	(24,035)
Total shareholders' equity	2,633	2,980
Total liabilities and shareholders' equity	$11,787	$11,193

GIGA-TRONICS INCORPORATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Month Periods Ended		Six Month Periods Ended
	September 24,	September 26,	September 24,	September 26,
(In thousands except per share data)	2016	2015	2016	2015
Net sales	$4,393	$3,063	$7,835	$7,438
Cost of sales	3,163	2,186	5,680	4,833
Gross margin	1,230	877	2,155	2,605

Operating expenses:
Engineering	567	819	1,097	1,565
Selling, general and administrative	1,047	1,349	2,352	2,804
Total operating expenses	1,614	2,168	3,449	4,369

Operating loss	(384)	(1,291)	(1,294)	(1,764)

Gain on adjustment of derivative liability to fair value	28	110	74	47
Gain on sale of product line	—	—	802	—
Interest expense:
Interest expense, net	(31)	(60)	(60)	(111)
Interest expense from accretion of loan discount	(7)	(63)	(18)	(105)
Total interest expense	(38)	(123)	(78)	(216)
Loss before income taxes	(394)	(1,304)	(496)	(1,933)
Provision for income taxes	2	2	2	2
Net Loss	$(396)	$(1,306)	$(498)	$(1,935)

Loss per common share – basic	$(0.04)	$(0.20)	$(0.05)	$(0.30)
Loss per common share – diluted	$(0.04)	$(0.20)	$(0.05)	$(0.30)

Weighted average shares used in per share calculation:
Basic	9,550	6,472	9,550	6,361
Diluted	9,550	6472	9,550	6,361

RECONCILATION OF NET LOSS TO NON-GAAP NET LOSS
(Unaudited in thousands, except per share data)

	Three Month Periods Ended		Six Month Periods Ended
	September 24,	September 26,	September 24,	September 26,
	2016	2015	2016	2015
Net loss	$(396)	$(1,306)	$(498)	$(1,935)
Adjustments to reconcile net loss to non-GAAP net loss:
Stock based compensation expense	79	198	151	533
Gain on adjustment of derivative liability to fair value	(28)	(110)	(74)	(47)
Accretion of loan discount	7	63	18	105

Non-GAAP net loss	$(338)	$(1,155)	$(403)	$(1,344)
Non-GAAP loss per common share-basic	$(0.04)	$(0.18)	$(0.04)	$(0.21)
Non-GAAP loss per common share- diluted	$(0.04)	$(0.18)	$(0.04)	$(0.21)
Shares used in the calculation of non-GAAP loss per share:
Basic	9,550	6,472	9,550	6,361
Diluted	9,550	6,472	9,550	6,361